UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):May 2, 2018 (April 28, 2018)

CHINA COMMERCIAL CREDIT, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36055	45-4077653
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No.1 Zhongying Commercial Plaza, Zhong Ying Road, Wujiang, Suzhou, Jiangsu Province, China
(Address of principal executive offices)

(86-0512) 6396-0022

(Issuer’s telephone number)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 28, 2018, China Commercial Credit, Inc. (the “Company”) entered into certain securities purchase agreements (the “Initial SPAs”) with certain “non-U.S. Persons” (the “Purchasers”) as defined in Regulation S of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to which the Company agreed to sell 1,336,314 shares of its common stock (“Common Stock”), par value $0.001 per share, at a per share purchase price of $0.78. The net proceeds to the Company from the Initial SPAs Offering will be approximately $1,042,324.

The Initial SPAs are part of the subscription the Company received in a private placement offering (the “Offering”) of its Common Stock at a per share purchase price of $0.78 up to an aggregate gross proceeds of three million dollars ($3,000,000) to “non-U.S. Persons” as defined in Regulation S. The Offering shall be on a rolling basis until June 30, 2018 unless the Company extends for an additional 30 days at its sole discretion.

The net proceeds of the Offering shall be used by the Company in connection with the Company’s planned operation (the “Planned Business”) of certain used luxurious car leasing or other related business as approved by the board of directors of the Company.

The parties to the SPA have each made customary representations, warranties and covenants. The Closing is subject to certain customary conditions and the Company obtaining all required permit and licenses to carry out the Planned Business. Shares subscribed for in the Initial SPAs will be issued in the initial closing upon satisfaction of all closing conditions.

The Shares to be issued in the Offering are exempt from the registration requirements of the Securities Act pursuant to Regulation S promulgated thereunder.

The form of the SPA is filed as Exhibits 10.1 to this Current Report on Form 8-K and such document is incorporated herein by reference. The foregoing is only a brief description of the material terms of the SPA, and does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to such exhibits.

Item 3.02	Unregistered Sales of Equity Securities

The information contained in Item 1.01 is incorporated herein by reference.

As described in Item 1.01, under the terms of the Initial SPAs, the Company has agreed to issue shares of Common Stock to the Purchasers. This issuance and sale will be exempt from the registration requirements of the Securities Act pursuant to Regulation S promulgated thereunder.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Alex Lau

On April 30, 2018, Mr. Alex Lau resigned from his positions as Chief Technology Officer (“CTO”) of the Company effective immediately. Mr. Lau’s resignation is not as a result of any disagreement with the Company relating to its operations, policies or practices.

Appointment of Zhe Ding and Jin Ding

Effective April 28, 2018, the Board appointed Mr. Zhe Ding as the Company’s Chief Operating Officer and Jin Ding as the Company’s Chief Product Officer.

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The biographical information of Mr. Zhe Ding and Mr. Jin Ding are set forth below.

Mr. Zhe Ding has been the co-founder and Chief Operation Officer of Zuhaoche, a web-based luxury car rental platform from December 2016 to March 2018. Mr. Zhe Ding has served as a sales manager at Zhejiang Lianhe Dazhong Automobile Internet Co. from June 2015 to November 2016. Mr. Zhe Ding graduated from Sichuan Agricultural University. Mr. Zhe Ding has rich experience in internet, media and automotive industries from his previous roles and maintained good relationships with China’s major suppliers of car accessories.

Mr.Jin Ding has served as a product specialist of Alibaba Group, where he was in charge of UC Browser business unit from November 2015 to March 2018. Mr. Jin Ding had abundant experience in content output and platform building in the field of information service. Mr. Jin Ding’s rich internet product experience and management ability qualified him for his position as our Chief Product Officer of the Company.

Mr. Zhe Ding does not have a family relationship with any director or executive officer of the Company and has not been involved in any transaction with the Company during the past two years that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Jin Ding does not have a family relationship with any director or executive officer of the Company and has not been involved in any transaction with the Company during the past two years that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Zhe Ding entered into an executive employment agreement (the “Employment Agreement”) with the Company. The Employment Agreement is qualified in its entirety by reference to the complete text of the agreement, which is filed hereto as Exhibits 10.2.

Mr. Jin Ding also entered into an Employment Agreement with the Company. The Employment Agreement is qualified in its entirety by reference to the complete text of the agreement, which is filed hereto as Exhibits 10.3.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Form of Securities Purchase Agreement.
10.2	Employment Agreement dated April 28, 2018 by and between the Company and Zhe Ding
10.3	Employment Agreement dated April 28, 2018 by and between the Company and Jin Ding

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 2, 2018	CHINA COMMERCIAL CREDIT, INC.

	By:	/s/ Long Yi
	Name:	Long Yi
	Title:	Chief Financial Officer

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